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                                                                EXHIBIT 99.1


                           COACHMEN INDUSTRIES, INC.
           2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515
                        o 574/262-0123 o Fax 574/262-8823

                                  NEWS RELEASE


For immediate release Monday, Oct. 21, 2002

COACHMEN INDUSTRIES, INC. REPORTS STRONG GAIN IN
THIRD QUARTER EARNINGS; AFFIRMS OUTLOOK FOR 2002


        o Third quarter earnings of $0.27 per share mark significant improvement over $0.06 per share in year-earlier period.
        o RV sales up 46%; RV pre-tax income up 266%; production and shipments increasing.
        o Modular housing remains profitable; production and trends improving.
        o Cash flow from operations for first nine months totals $22.5 million with $40.3 million in cash and securities at end of quarter.


ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced significantly higher earnings for the third quarter of 2002, compared with a year ago and reaffirmed its outlook for a solid return to profitability for the full year 2002.

Coachmen reported earnings of $4.3 million, or $0.27 per share for the quarter, compared with earnings of $1.0 million or $0.06 per share in the year-earlier period. Sales for the third quarter increased to $179.2 million versus $149.6 million in the third quarter of 2001, reflecting strong RV shipments but softer results for modular telecommunications structures. Year-to-date sales of $506.3 million are 8.9% higher than last year, while net income of $7.3 million and earnings per share of $0.45 for the nine months represent increases of $9.8 million and $0.61, respectively.

Claire C. Skinner, Chairman, Chief Executive Officer and President, remarked, "Our performance during the third quarter was a significant improvement over the year-earlier period and demonstrates that we are on target to deliver a solid improvement in earnings for 2002. Our Recreational Vehicle business is continuing to improve and deliver gains in market share. Coachmen's share of wholesale shipments through August was 6.8%, a

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Coachmen Industries, Inc. Reports Third Quarter Results
Page 2
Oct. 21, 2002
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9.7% increase from our 2001 full-year share. Coachmen's wholesale shipments of recreational vehicles through August are up 22.5%, compared to a 17.8% growth rate for the entire industry. While our Modular Housing and Building business remains profitable, our results continue to be lower than year-ago levels primarily as a result of lower demand for commercial structures used in the telecommunications industry."


                                THREE MONTHS ENDED               YEAR TO DATE
                                  SEPTEMBER 30,                  SEPTEMBER 30,
                                2002       2001                2002       2001
                                ----       ----                ----       ----

SALES
Recreational Vehicle         $ 114,588  $ 78,527           $ 335,491  $ 278,705
Modular Housing/Building        64,576    71,050             170,835    186,155
Total                        $ 179,164  $149,577           $ 506,326  $ 464,860
                             =========  ========           =========  =========

PRE-TAX INCOME/(LOSS)
Recreational Vehicle         $   2,578  $(1,551)           $   3,115  $  (9,060)
Modular Housing/Building         3,550    6,288                7,008     12,486
Other                              512   (3,128)               1,028     (7,362)
Total                        $   6,640  $ 1,609            $  11,151     (3,936)
                             =========  =======            =========     ======

RECREATIONAL VEHICLE SEGMENT

The Company's Recreational Vehicle segment continues to show improved year-over-year results with third quarter sales and pre-tax earnings up 46% and 266%, respectively, over the year-ago period. The improvement in the Company's Recreation Vehicle segment continues to be driven by improving industry trends as well as by increased dealer and consumer acceptance as the result of extensive redesign and brand strategy changes made during 2001. Compared to third quarter of 2001, Coachmen's unit production rate was up 47%. The Company was able to make reasonable progress in reducing its extremely high backlogs by increasing production rates during the quarter. Coachmen's backlogs continue to run at substantially higher levels than at the beginning of 2002, demonstrating the higher demand for its RV products.

MODULAR HOUSING AND BUILDING SEGMENT

The Company's Modular Housing and Building segment reported slightly lower year-over-year sales but remained profitable in the third quarter. The downturn in the telecommunications industry has continued to result in lower demand for commercial modular structures for telecom applications and continues to impact the overall performance of this segment. Excluding the telecom-related commercial structure business, third quarter unit production increased 5.4% versus the year-ago period. Third quarter shipments were down versus the prior year, but showed sequential gains, hitting the highest level of shipments for the year and demonstrating the growing demand for the

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Coachmen Industries,  Inc. Reports Third Quarter Results
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Oct. 21, 2002
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Company's  residential  homes.  The  Company  also  launched  its new  Spirit of
America(TM) line of residential homes, geared toward first-time homebuyers and value-minded consumers on a limited budget.

BALANCE SHEET/CASH FLOW

As of September 30, 2002, the Company had cash and marketable securities of $40.3 million and shareholders' equity of $211.4 million. Cash flow from operations was $22.5 million for first nine months. Capital expenditures totaled $1.1 million for the third quarter and $3.4 million year to date. In keeping with its belief that Coachmen shares are an excellent value, the Company repurchased shares totaling $3.8 million during the quarter. Additionally, dividends were increased by 20% during the quarter to six cents per share.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, "Our third quarter results are gratifying, as we continue to increase our profitability during 2002. Our balance sheet remains very strong, and our financial metrics have improved across the board compared to 2001. We also took steps during the quarter to reduce our level of interest expense, using a portion of our cash to retire a significant loan against the cash surrender value of executive life insurance policies. This step will eliminate approximately $1 million in annual interest expense."

OUTLOOK

Chairman Skinner said, "We are pleased that our third quarter results were consistent with our expectations of positive earnings. We continue to anticipate reporting earnings approaching $0.75 per share for the full year of 2002, assuming that the general industry and economic conditions experienced during the third quarter remain comparable for the fourth quarter. For the first nine months of this year, our earnings per share have increased 385% compared to the same period of last year. We are extremely pleased with this improvement, as it represents significant progress toward our goal of achieving, and then surpassing, our historical level of profitability."

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including Coachmen(R), Georgie Boy(R), Shasta(R) and Viking(R). Coachmen Industries is also the largest modular home producer in the nation with its All American Homes(R) and Mod-U-Kraf(R) subsidiaries. Modular commercial and telecommunications structures are manufactured by the Company's Miller Building Systems subsidiary. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

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Coachmen Industries, Inc. Reports Third Quarter Results
Page 4
Oct. 21, 2002
--------------------------------------------------------------------------------

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS SUPPLIERS, INTEREST RATES, COMPETITION, GOVERNMENT REGULATIONS, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.




For more information:
     Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123

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Coachmen Industries, Inc. Reports Third Quarter Results
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Oct. 21, 2002

                           COACHMEN INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                THREE MONTHS ENDED              YEAR TO DATE
                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                2002         2001           2002          2001
                                ----         ----           ----          ----
Net Sales                     $ 179,164   $ 149,577       $ 506,326  $ 464,860

Gross Profit - $                 31,151      26,141          79,553     70,322
Gross Profit - %                   17.4%       17.5%           15.7%      15.1%

GS&A - $                         24,422      23,927          69,320     72,056
GS&A - %                           13.6%       16.0%           13.7%      15.5%

Operating Income/(Loss) - $       6,729       2,214          10,233     (1,734)
Operating Income/(Loss) - %         3.8%        1.5%            2.0%      (0.4)%

Other (Income)/Expense               89         605            (918)     2,202

Pre-Tax Profit/(Loss) - $         6,640       1,609          11,151     (3,936)
Pre-Tax Profit/(Loss) - %           3.7%        1.1%            2.2%      (0.8)%

Tax Expense/(Benefit)             2,344         604           3,882     (1,425)

Net Income/(Loss)                 4,296       1,005           7,269     (2,511)

Earning/(Loss) per share -
     Basic & Diluted               0.27        0.06            0.45      (0.16)

Weighted Average Shares Outstanding
     Basic                       16,080      15,815          16,070     15,811
     Diluted                     16,175      15,875          16,186     15,811


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Coachmen Industries, Inc. Reports Third Quarter Results
Page 6
Oct. 21, 2002
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                           COACHMEN INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


ASSETS                                           9/30/02               12/31/01
------                                           -------               --------
CURRENT ASSETS
--------------
     Cash and temporary cash investments       $  29,297              $  28,416
     Marketable securities                        10,975                 12,180
     Accounts receivable                          37,446                 23,756
     Inventories                                  86,553                 80,477
     Prepaid expenses and other                    7,400                  9,059
     Deferred income taxes                         7,183                  7,319
                                               ---------              ---------
          Total Current Assets                   178,854                161,207


Property & equipment, net                         76,236                 80,233
Goodwill and other, net                           18,954                 18,954
Other                                             43,912                 28,166
                                               ---------              ---------

Total Assets                                   $ 317,956              $ 288,560
                                               =========              =========


LIABILITIES AND SHAREHOLDERS' EQUITY             9/30/02               12/31/01
------------------------------------             -------               --------
CURRENT LIABILITIES
-------------------
     Current portion of long-term debt         $     908              $     917
     Accounts payable, trade                      38,625                 18,944
     Accrued income taxes                          2,668                    494
     Other accruals                               42,896                 38,846
                                               ---------              ---------
          Total Current Liabilities               85,097                 59,201

Long-term debt                                    10,620                 11,001
Deferred income taxes                              2,158                  1,257
Other                                              8,661                  8,461
                                               ---------              ---------
 Total liabilities                               106,536                 79,920
 Shareholder's Equity                            211,420                208,640
                                               ---------              ---------

Total Liabilities and Shareholders' Equity     $ 317,956              $ 288,560
                                               =========              =========


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Coachmen Industries, Inc. Reports Third Quarter Results
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Oct. 21, 2002
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                           COACHMEN INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              2002       2001
                                                              ----       ----

CASH FLOW FROM OPERATIONS                                  $ 22,474    $ 42,591

CASH FLOW FROM/(USED IN) ACQUISITION & INVESTING ACTIVITIES   2,753      (3,650)

Net Borrowings                                              (18,848)     (8,265)
Issuance/Purchase of Stock                                   (2,922)        717
Dividends                                                    (2,576)     (2,373)
                                                           --------    --------
     CASH FLOW FROM/(USED IN) FINANCING ACTIVITIES          (24,346)     (9,921)

INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS                 881      29,020

Beginning of Period Cash and Temporary Cash Investments      28,416       2,614
                                                           --------    --------

ENDING CASH AND TEMPORARY CASH INVESTMENTS                 $ 29,297    $ 31,634
                                                           ========    ========


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